As filed with the Securities and Exchange Commission on March 5, 2020

Registration No. 333-216908

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933
________________

NOKIA CORPORATION

(Exact name of registrant as specified in its charter)

Republic of Finland (State or other jurisdiction of incorporation or organization)		Not Applicable (I.R.S. Employer Identification Number)
Karakaari 7, P.O. Box 226 FI-00045 NOKIA GROUP Espoo, Finland +358 10 4488000

(Address of principal executive offices)

NOKIA EMPLOYEE SHARE PURCHASE PLAN [“SHARE IN SUCCESS”]
NOKIA PERFORMANCE SHARE PLAN 2017

(Full title of the plans)

_______________
Ronald A. Antush

Nokia of America Corporation

601 Data Drive

Plano, Texas 75075

+1 (469) 682-7649

(Name, address and telephone number of agent for service)

Copies to:

Doreen E. Lilienfeld, Esq.

Shearman & Sterling LLP

599 Lexington Avenue

New York, New York 10022
+1 (212) 848 7171

EXPLANATORY NOTE

Nokia Employee Share Purchase Plan

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-8, Registration No. 333-216908 (the “2017 Registration Statement”) is being filed to deregister certain shares (the “Shares”) of Nokia Corporation (the “Company”) that were registered for issuance pursuant to the Nokia Employee Share Purchase Plan (the “2017 Employee Share Purchase Plan”).  The 2017 Registration Statement registered 1,500,000 Shares issuable pursuant to the 2017 Employee Share Purchase Plan to employees of the Company.  The 2017 Registration Statement is hereby amended to deregister all Shares that were previously registered and that remain unissued under the 2017 Employee Share Purchase Plan.

Nokia Performance Share Plan 2017

This Post-Effective Amendment No. 1 to the 2017 Registration Statement is being filed to deregister certain Shares of the Company that were registered for issuance pursuant to the Nokia Performance Share Plan 2017 (the “2017 Performance Share Plan”).  The 2017 Registration Statement registered 15,000,000 Shares issuable pursuant to the 2017 Performance Share Plan to employees of the Company.  The 2017 Registration Statement is hereby amended to deregister all Shares that were previously registered and that remain unissued under the 2017 Performance Share Plan.

Filing Fee Offset

Contemporaneously with the filing of this Post-Effective Amendment No. 1 to the 2017 Registration Statement, the Company is filing a Registration Statement on Form S-8 (the “New Registration Statement”) to register shares issuable under other of its employee benefit plans.  In accordance with Rule 457(p) under the U.S. Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the 2017 Registration Statement is also being filed to carry over to the New Registration Statement the $9,013.51 portion of the registration fee previously paid by the Company in connection with the 2017 Registration Statement to register 14,550,000 Shares.

SIGNATURES

The Registrant. Pursuant to the requirements of the U.S. Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Espoo, Republic of Finland on March 5, 2020.

NOKIA CORPORATION

By:	/s/ Esa Niinimäki	By:	/s/ Ulla Nyberg
Name:	Esa Niinimäki	Name:	Ulla Nyberg
Title:	Deputy Chief Legal Officer, Corporate	Title:	Senior Legal Counsel, Corporate Legal

Pursuant to the requirements of the U.S. Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 has been signed below by the following persons in the indicated capacities on March 5, 2020.

Members of the Board of Directors

Vice Chair of the Board of Directors
Name: Sari Baldauf

/s/ Bruce Brown	Director
Name: Bruce Brown

Director
Name: Jeanette Horan

Director
Name: Edward Kozel

/s/ Elizabeth Nelson	Director
Name: Elizabeth Nelson

/s/ Olivier Piou	Director
Name: Olivier Piou

/s/ Risto Siilasmaa	Chair of the Board of Directors
Name: Risto Siilasmaa

Director
Name: Søren Skou

/s/ Carla Smits-Nusteling	Director
Name: Carla Smits-Nusteling

/s/ Kari Stadigh	Director
Name: Kari Stadigh

President and Chief Executive Officer:

/s/ Rajeev Suri
Name: Rajeev Suri

Chief Financial Officer (whose functions include those of Chief Accounting Officer):

/s/ Kristian Pullola
Name: Kristian Pullola

Authorized Representative in the United States:

/s/ Ronald A. Antush
Name: Ronald A. Antush